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                                                                    Exhibit 16.1

(MANTYLA MCREYNOLDS LLC LOGO)

The CPA. Never Underestimate The Value.(SM)

November 7, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir/Madam:

We have read the statements included in item 4.01 of the Form 8-K dated on or about November 10, 2005, of Source Energy Corporation, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate (i) to our reports on the financial statements for the fiscal years ended December 31, 2004 and 2003 and
(ii) to our dismissal. Further, during the two most recent fiscal years ended December 31, 2004 and 2003, there were no disagreements between the Company and our firm on any matter of accounting principles, accounting practices, financial statement disclosure, or auditing scope or procedure. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement another independent registered public accounting firm or the approval of such engagement by the Board of Directors.

Very truly yours,

(MANTYLA MCREYNOLDS LLC)
-------------------------------------
Mantyla McReynolds LLC

     cc: Source Energy Corporation
         8644 154th Avenue NE
         Redmond, WA 98052

5872 South 900 East, Suite 250-Salt Lake City, Utah 84121-(801) 269-1818-Fax
(801) 266-3481